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                                 EXHIBIT 99.1

On February 13, 1997, the Registrant issued the following press release:


   "FOR IMMEDIATE RELEASE                            Contact:  Donald H. Stevens
    ---------------------
                                                               Laura M. Burford
                                                                 (303) 572-3900


                     BARRETT CAVE GULCH #16 DEEP TEST WELL
                              REACHES TOTAL DEPTH


DENVER, COLO., FEB. 13, 1997 -- Barrett Resources Corporation (NYSE: BRR) announced that its Cave Gulch #16 Deep Test well in the Wind River Basin of Wyoming has reached a total depth of 19,106 feet. Barrett has elected to run production casing to a total depth of 19,106 feet, based on mud log shows of gas and information obtained from wellbore surveys. Production testing will begin in approximately four weeks after the drilling rig has been moved off of the location. The Company will initially test the productive capabilities of the Frontier, Muddy, Lakota, Morrison and Sundance Formations. Barrett has an approximate 85 percent working interest in the well.

The well encountered these formations at least 1,100 feet structurally updip
(high) to the four offset gas wells, three of which have produced from the Frontier Formation and the fourth of which has produced from the Muddy, Lakota, Morrison and Sundance Formations. The Company stated that the information received to date on its Cave Gulch #16 Deep Test well looks encouraging. However, further testing will be required to test the well's productive capabilities.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, Oklahoma, New Mexico and Texas, and the Gulf of Mexico region of offshore Texas and Louisiana.

                                      ###"

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